CONTACT:
Terry Earley, CFO
VantageSouth Bancshares, Inc.
Phone: (919) 659-9015
Email: Terry.Earley@vsb.com

FOR IMMEDIATE RELEASE

VantageSouth Bancshares, Inc. Reports 3rd Quarter Net Income of $1.5 Million and Net Operating Earnings of $3.0 Million

RALEIGH, N.C., October 30, 2013 – VantageSouth Bancshares, Inc. (VSB) (the "Company") today reported third quarter 2013 financial results. Highlights include the following:

•	Net income was $1.5 million in 3Q 2013 compared to $3.3 million in 2Q 2013 and $1.3 million in 3Q 2012.

•
Earnings in 3Q 2013 were negatively impacted by a $1.2 million income tax charge in connection with recently enacted decreases in North Carolina corporate income tax rates which are effective in future tax years.

•	In August 2013, the Company placed $38.05 million in 10-year subordinated notes at a fixed rate of 7.625 percent to further strengthen and diversify its regulatory capital position.

•
Net operating earnings, which exclude securities gains, a one-time acquisition gain, merger and conversion costs, and a non-recurring income tax adjustment, improved to $3.0 million in 3Q 2013 from $2.8 million in 2Q 2013 and $1.4 million in 3Q 2012.

•	Pre-tax, pre-provision operating earnings totaled $6.2 million in 3Q 2013, an increase from $6.0 million in 2Q 2013 and $2.5 million in 3Q 2012.

•	Annualized net loan growth was 9 percent in 3Q 2013 while loan originations and commitments totaled $207.4 million in the third quarter.

•	Net interest margin totaled 4.39 percent in 3Q 2013 compared to 4.67 percent in 2Q 2013 and 4.49 percent in 3Q 2012.

•
Government-guaranteed, small business lending income improved to $1.5 million in 3Q 2013 from $1.1 million in 2Q 2013 and $776 thousand in 3Q 2012 while loan originations by this group totaled $34.5 million in the third quarter.

•	Operating non-interest expenses were cut by $1.0 million from 2Q 2013 to 3Q 2013, which was in line with targeted cost savings following the ECB acquisition.

“We improved operating earnings and achieved annualized net loan growth of 9 percent in the third quarter despite a general environment of economic uncertainty and slowing mortgage activity,” stated Scott Custer, CEO of the Company. Mr. Custer continued, “our SBA lending group notched its second highest quarterly revenue number in the history of our bank and continues to grow its origination of government-guaranteed, small business loans throughout the Southeast. At the same time, we remain on track to realize all of our projected cost savings following the ECB merger which contributed to a 5 percent reduction in operating expenses on a linked-quarter basis. Additionally, we issued $38 million of subordinated notes which bolstered our regulatory capital ratios and will provide room for continued expansion in our core markets. Overall, we are pleased with the progress we made on a number of fronts this quarter and believe that we have properly realigned our mortgage business to operate more profitably in the coming quarters.”

ECB Merger

On April 1, 2013, the Company completed the merger of ECB with and into VSB (the "ECB merger"). The ECB merger was completed pursuant to an Agreement and Plan of Merger dated as of September 25, 2012 (the "Merger Agreement"). Immediately following the ECB merger, The East Carolina Bank, a wholly-owned subsidiary of ECB, was merged with and into VantageSouth Bank. Upon the closing of the ECB merger, each outstanding share of ECB common stock was converted into the right to receive 3.55 shares of VSB common stock. The aggregate merger consideration consisted of 10,312,186 shares of VSB common stock. Based upon the $3.94 per share closing price of VSB common stock on March 28, 2013, the aggregate purchase price totaled $40.6 million.

In connection with the ECB merger, the Company applied the acquisition method of accounting to ECB's balance sheet. Therefore, all acquired assets and liabilities were adjusted to fair value, and the historical allowance for loan losses was eliminated. The Company recorded a one-time acquisition gain of $7.8 million in the second quarter of 2013, which reflects the amount by which the fair value of acquired net assets exceeded the combined purchase price and fair value of non-controlling interests. The Company has a one-year measurement period from the acquisition date to finalize the recorded fair values of net assets acquired. The acquisition gain may change if initial fair value estimates are revised within the measurement period and any changes are reported retrospectively as of the date of acquisition. Measurement period adjustments in the third quarter of 2013, which were retrospectively reflected in the Company's results of operations in the second quarter of 2013, reduced the previously reported gain on acquisition by $433 thousand. This amount included tax-effected adjustments to reduce the estimated fair value of a non-marketable investment, to reduce the fair value of certain distressed loans held for sale, and to increase the fair value of a bank-owned office.

VantageSouth Bank Merger into Crescent

On November 30, 2012, VantageSouth Bank ("Legacy VantageSouth") was merged with and into Crescent State Bank, a wholly-owned banking subsidiary of Crescent Financial Bancshares, Inc. ("Crescent"), and the combined bank was re-branded as VantageSouth Bank. This merger was a combination of commonly controlled companies since both banks were subsidiaries of Piedmont Community Bank Holdings, Inc. ("Piedmont"), and it was accounted for in a manner similar to a pooling of interests transaction. Thus, the Company's financial statements were retrospectively adjusted to combine the financial condition and results of operations of Crescent and Legacy VantageSouth from the date the two companies became commonly controlled.

Further, because of the application of push-down accounting to the books of Legacy VantageSouth on February 1, 2012 when Piedmont purchased the bank's remaining non-controlling equity interests, reporting periods prior to this date are denoted as "2012 Predecessor Period" (January 1 to January 31, 2012) and periods after this date are denoted as "2012 Successor Period" (February 1 to September 30, 2012).

Results of Operations

3Q 2013 compared to 3Q 2012

Net income was $1.5 million in the third quarter of 2013 compared to $1.3 million in the third quarter of 2012. After preferred stock dividends and accretion, net income available to common stockholders was $776 thousand, or $0.02 per common share, in the third quarter of 2013 compared to net income of $918 thousand, or $0.03 per common share, in the third quarter of 2012. Net operating earnings, which exclude securities gains, merger and conversion costs, and a non-recurring income tax charge, improved to $3.0 million in third quarter 2013 from $1.4 million in the third quarter of 2012 as the Company improved its financial performance following the ECB merger by increasing net interest income, lowering provision for loan losses, increasing non-interest income, and by reducing its operating efficiency ratio. Similarly, pre-tax, pre-provision operating earnings increased to $6.2 million in the third quarter of 2013 from $2.5 million in the third quarter of 2012.

Year-to-Date

Net income was $3.9 million in the first nine months of 2013 while net income was $1.7 million in the 2012 Successor Period and $529 thousand in the 2012 Predecessor Period. After dividends and accretion on preferred stock, net income available to common stockholders was $2.2 million, or $0.05 per common share, in the first nine months of 2013, while net income attributable to common stockholders was $703 thousand, or $0.02 per common share, in the 2012 Successor Period, and $407 thousand, or $0.01 per common share, in the 2012 Predecessor Period.

Net Interest Income

3Q 2013 compared to 3Q 2012

Net interest income was $19.9 million in the third quarter of 2013 compared to $10.3 million in the third quarter of 2012. The increase in net interest income was the result of a significant increase in earning assets from organic business activity and the ECB merger. Average earning assets increased from $916.7 million in the 2Qthird quarter of 2012 to $1.80 billion in the third quarter of 2013. Over this period, average loan balances increased by $639.2 million, of which $466.5 million was from acquired ECB loans, and average investment securities balances increased by $218.0 million. In addition, average deposits increased by $796.3 million, of which $736.1 million was from the ECB merger.

The Company's net interest margin declined from 4.49 percent in the third quarter of 2012 to 4.39 percent in the third quarter of 2013. The reduction in net interest margin was due to a reduction in yields on interest-earning assets partially offset by lower costs on interest-bearing liabilities. The yield on earning assets declined from 5.18 percent in the third quarter of 2012 to 4.90 percent in the third quarter of 2013, which reflected lower loan yields and lower yields on investment securities. The decrease in loan yields was a product of lower prevailing market loan rates on new loan originations partially offset by a favorable impact from acquisition accounting fair value adjustments. Securities yields declined as the Company reinvested principal paydowns and proceeds from sales at lower current market rates.

The cost of interest-bearing liabilities declined from 0.83 percent in the third quarter of 2012 to 0.59 percent in the third quarter of 2013, which primarily reflected a lower cost of deposits as the Company adjusted interest rates it pays on certain checking and money market accounts in the second quarter of 2013 and incorporated the ECB deposit base. The Company also increased its level of short-term borrowings in the form of FHLB advances which lowered overall funding costs. These reductions were partially offset by an increase in the cost of long-term debt from the issuance of $38.05 million in 10-year subordinated notes at a fixed rate of 7.625 percent. These subordinated notes were issued to further strengthen and diversify the Company's regulatory capital position.

Income accretion on purchased loans totaled $5.7 million in the third quarter of 2013, which consisted of $3.1 million of accretion on purchased credit-impaired ("PCI") loans and $2.5 million of accretion income on purchased non-impaired loans. PCI loan accretion represents all interest income recorded for those loans in the period while accretion income on purchased non-impaired loans represents accretion of the fair value discount on the effective yield method, which increased interest income above contractual yields. Accretion income on purchased non-impaired loans included $895 thousand of accelerated accretion in the third quarter of 2013 due to principal prepayments. Time deposit fair value amortization totaled $857 thousand, and net amortization of short-term borrowings and long-term debt totaled $18 thousand, which reduced interest expense. Acquisition accounting amortization reduced the Company's cost of interest-bearing liabilities by 0.22 percent in the third quarter of 2013.

Year-to-Date

Net interest income in the first nine months of 2013 totaled $50.3 million while net interest income totaled $27.2 million in the 2012 Successor Period and $3.6 million in the 2012 Predecessor Period. Average earning assets totaled $1.50 billion in the first nine months of 2013, which was a significant increase from $934.4 million in the 2012 Successor Period and $934.3 million in the 2012 Predecessor Period. The increase in average interest-earning assets was primarily the result of assets acquired in the ECB merger as well as organic loan growth.

Net interest margin was 4.47 percent in the first nine months of 2013, which was an increase from 4.41 percent in the 2012 Successor Period but a decline from 4.55 percent in the 2012 Predecessor Period. The increase in net interest margin from the 2012 Successor Period was primarily due to a reduction in the cost of interest-bearing liabilities which fell from 0.88 percent in the 2012 Successor Period to 0.60 percent in the first nine months of 2013. Declining yields on interest-earning assets partially offset the improvement in the cost of interest-bearing liabilities due to the origination of new loans at lower current market rates and the reinvestment of principal paydowns and proceeds from sales of securities at lower current market rates. The average yield on loans decreased from 6.04 percent in the 2012 Successor Period and 6.15 percent in the 2012 Predecessor Period to 5.96 percent in the first nine months of 2013, and the average yield on investment securities declined from 2.69 percent in the 2012 Successor Period and 2.74 percent in the 2012 Predecessor Period to 2.05 percent in the first nine months of 2013.

Income accretion on purchased loans totaled $15.4 million in the first nine months of 2013, which consisted of $10.5 million of accretion on PCI loans and $4.9 million of accretion income on purchased non-impaired loans. Time deposit fair value amortization totaled $2.3 million, which reduced interest expense, while net accretion of short-term borrowings and long-term debt totaled $45 thousand, which increased interest expense. Time deposit amortization, net of accretion on short-term borrowings and long-term debt reduced the Company's cost of interest-bearing liabilities by 0.22 percent in the first nine months of 2013. Income accretion on purchased loans totaled $10.9 million and $1.6 million in the 2012 Successor Period and 2012 Predecessor Period, respectively. Net amortization of fair value premiums on interest-bearing liabilities in the 2012 Successor Period and 2012 Predecessor Period totaled $2.0 million and $298 thousand, respectively, which reduced the Company's cost of interest-bearing liabilities by 0.39 percent and 0.45 percent, respectively.

Provision for Loan Losses and Asset Quality

3Q 2013 compared to 3Q 2012

Provision for loan losses was $1.3 million in the third quarter of 2013 compared to $1.1 million in the third quarter of 2012. Net loan charge-offs were 0.20 percent of average loans in the third quarter of 2013 compared to 0.44 percent in the third quarter of 2012. The allowance for loan and lease losses ("ALLL") and related provision were calculated separately for non-acquired loans, purchased non-impaired loans, and PCI loans. In the third quarter of 2013, the non-acquired loan provision was $253 thousand, purchased non-impaired loan provision was $670 thousand, and PCI loan provision was $357 thousand.

The following table summarizes the changes in the ALLL for each loan category in 3Q 2013 and 3Q 2012.

(Dollars in thousands)	Non-Acquired	Purchased Non-Impaired	Purchased Credit-Impaired	Total

3Q 2013:
Balance at July 1, 2013	$4,339	$—	$2,086	$6,425
Net charge-offs	(1)	(670)	—	(671)
Provision for loan losses	253	670	357	1,280
Balance at September 30, 2013	$4,591	$—	$2,443	$7,034

3Q 2012:
Balance at July 1, 2012	$1,637	$634	$772	$3,043
Net charge-offs	—	(974)	—	(974)
Provision for loan losses	516	426	135	1,077
Balance at September 30, 2012	$2,153	$86	$907	$3,146

The increase in provision for loan losses in the third quarter of 2013 compared to the prior year third quarter was primarily due to impairments on certain of the Company's PCI loan pools, which generated provision of $357 thousand in the third quarter of 2013 compared to $135 thousand in the prior year third quarter, and higher provision on purchased non-impaired loans. The higher provision on purchased loans was partially offset by lower provision on the non-acquired loan portfolio.

The ALLL was $7.0 million, or 0.52 percent of total loans as of September 30, 2013, compared to $6.4 million, or 0.49 percent of total loans as of June 30, 2013, and $3.1 million, or 0.43 percent of total loans as of September 30, 2012. Adjusted ALLL, which includes the ALLL and net acquisition accounting fair value adjustments for acquired loans, represented 3.05 percent of total loans as of September 30, 2013 compared to 3.72 percent as of June 30, 2013 and 2.86 percent as of September 30, 2012.
Nonperforming loans as a percentage of total loans was 1.40 percent as of September 30, 2013, which was an increase from 1.14 percent as of June 30, 2013 and a decline from 1.90 percent as of September 30, 2012. Total nonperforming assets (which include nonaccrual loans, loans past due 90 days or more and still accruing, and foreclosed assets) as a percentage of total assets was 1.50 percent as of September 30, 2013, which was an increase from 1.33 percent as of June 30, 2013 and a reduction from 1.97 percent as of September 30, 2012. The decline in the nonperforming assets ratio over the past year was due to the ECB merger as well as the Company's continuing efforts to resolve legacy problem assets while maximizing value. These resolution efforts have included a combination of asset sales through various channels and successful loan workout plans.

Year-to-Date

Provision for loan losses was $4.7 million in the first nine months of 2013 while provision for loan losses totaled $4.0 million in the 2012 Successor Period and $195 thousand in the 2012 Predecessor Period. The following table summarizes the changes in ALLL for each loan category in the nine months ended September 30, 2013.

(Dollars in thousands)	Non-Acquired	Purchased Non-Impaired	Purchased Credit-Impaired	Total

Balance at January 1, 2013	$2,665	$55	$1,278	$3,998
Net charge-offs	(119)	(1,557)	—	(1,676)
Provision for loan losses	2,045	1,502	1,165	4,712
Balance at September 30, 2013	$4,591	$—	$2,443	$7,034

Non-Interest Income

3Q 2013 compared to 3Q 2012

Non-interest income totaled $4.5 million in the third quarter of 2013, which was an increase from $3.3 million in the third quarter of 2012. The increase was primarily the result of higher income from the Company's government-guaranteed, small business lending program, higher income from service charges and fees on deposit accounts and higher income on bank-owned life insurance. These increases were partially offset by a reduction in mortgage banking income.

Government-guaranteed, small business lending income, which includes gains on sales of the guaranteed portion of certain SBA loans originated by the Company as well as servicing fees on previously sold SBA loans, increased by $749 thousand. The Company sells the guaranteed portion of certain SBA loans in the secondary market without recourse and recognizes gains as those loans are sold at a premium. Service charges and fees on deposit accounts increased by $989 thousand primarily due to the addition of deposit accounts acquired in the ECB merger. Mortgage banking income decreased by $817 thousand due to several factors, including an increase in long-term interest rates which significantly reduced refinancing activities as well as declining profit margins on loans sold to investors. The Company has taken certain steps to improve its mortgage banking performance in the future which included hiring a veteran mortgage production manager in the third quarter, hiring FHA and VA mortgage underwriters, which generally produce higher margin loans, and reducing headcount and cutting costs in the mortgage business.

Year-to-Date

Non-interest income totaled $20.7 million in the first nine months of 2013 while non-interest income totaled $7.2 million in the 2012 Successor Period and $657 thousand in the 2012 Predecessor Period. Non-interest income in the current year-to-date period included a one-time acquisition gain of $7.8 million related to the ECB merger. Securities gains totaled $1.2 million in the first nine months of 2013 as the Company recognized gains upon selling the majority of its municipal bonds for balance sheet management and tax purposes. Additionally, service charges and fees on deposits, mortgage banking income, government-guaranteed, small business lending income, and bank-owned life insurance income totaled $3.6 million, $1.8 million, $3.7 million, and $829 thousand, respectively, in the first nine months of 2013.

Non-Interest Expense

3Q 2013 compared to 3Q 2012

Non-interest expense totaled $18.7 million in the third quarter of 2013 which was a significant increase from $11.1 million in the third quarter of 2012. The increase in expenses was primarily due to increases in salaries and employee benefits, occupancy and equipment, data processing, and other non-interest expense categories due to the ECB merger which added employees, branch and other facilities, and equipment to the Company's expense base. The Company's operating efficiency ratio, which excludes non-recurring merger and conversion costs, improved from 77.9 percent in the third quarter of 2012 to 74.5 percent in the third quarter of 2013. Much of the improvement in the operating efficiency ratio was due to increased scale and operating leverage provided by the ECB merger combined with cost cutting measures implemented during the second and third quarters of 2013 which will continue to benefit the Company going forward. For example, full time equivalent employees for the combined Company decreased from 520 at the ECB merger date to 474 as of September 30, 2013.

Year-to-Date

Non-interest expense totaled $62.5 million in the first nine months of 2013 while non-interest expense totaled $28.9 million in the 2012 Successor Period and $3.2 million in the 2012 Predecessor Period. Expenses in the first nine months of 2013 were significantly impacted by ECB merger and system conversion costs, which totaled $14.0 million, as well as a higher general expense run rate following the ECB merger. The Company's operating efficiency ratio was 76.7 percent in the first nine months of 2013 compared to 80.9 percent in the 2012 Successor Period and 74.7 percent in the 2012 Predecessor Period.

Income Taxes

The Company’s income tax expense was $3.0 million in the third quarter of 2013 compared to $95 thousand in the third quarter of 2012. Income tax expense in the third quarter of 2013 includes a $1.2 million charge as a result of recently enacted decreases in North Carolina corporate income tax rates which are effective in future tax years. Taxable income is calculated using pre-tax net income adjusted for non-taxable municipal investment income, bank-owned life insurance income, and non-deductible merger costs. The Company’s income tax benefit was $206 thousand in the first nine months of 2013. The income tax benefit was $160 thousand in the 2012 Successor Period, and income tax expense was $270 thousand in the 2012 Predecessor Period.

Linked Quarter Comparison

Net income was $1.5 million in the third quarter of 2013 compared to $3.3 million in the second quarter of 2013. After preferred stock dividends and accretion, net income available to common stockholders was $776 thousand, or $0.02 per common share, in the third quarter of 2013 compared to $2.6 million, or $0.06 per common share, in the second quarter of 2013. Net operating earnings, which exclude securities gains, the ECB acquisition gain, merger and conversion costs, and a non-recurring income tax charge, improved to $3.0 million in the third quarter of 2013 from $2.8 million in the second quarter of 2013 as the Company cut costs and continued to improve its operating efficiency ratio. Similarly, pre-tax, pre-provision earnings increased to $6.2 million in the third quarter of 2013 from $6.0 million in the second quarter of 2013.

Net interest income was $19.9 million in the third quarter of 2013 compared to $20.4 million in the second quarter of 2013. The decrease in net interest income was the result of lower yields on loans and investments as well as higher costs on long-term debt due to the subordinated notes issued in the current quarter. Partially offsetting the reduction in yields was an increase in earning assets from organic business activity. Average earning assets increased from $1.75 billion in the second quarter of 2013 to $1.80 billion in the third quarter of 2013. Over this period, average loan balances increased by $45.1 million, while average investment securities balances declined by $12.7 million.

The Company's net interest margin declined from 4.67 percent in the second quarter of 2013 to 4.39 percent in the third quarter of 2013. The lower net interest margin was due to higher costs on long-term debt and lower yields on earning assets. Loan yields declined as a result of lower prevailing market loan rates on new loan originations, and yields on investments also declined as the Company reinvested principal paydowns and proceeds from sales at lower current market rates. The cost of interest-bearing liabilities increased from 0.51 percent in the second quarter of 2013 to 0.59 percent in the third quarter of 2013, which primarily reflected a higher cost of long-term debt from the issuance of $38.05 million in 10-year subordinated notes at a fixed rate of 7.625 percent. Core net interest margin, which excludes the impact of acquisition accounting, was 3.46 percent in the third quarter of 2013 compared to 3.64 percent in the second quarter of 2013.

Provision for loan losses was $1.3 million in the third quarter of 2013 compared to $1.5 million in the second quarter of 2013. The reduction in provision for loan losses in the third quarter of 2013 was primarily due to a $1.3 million reduction in provision for non-acquired loans, which was partially offset by a $1.1 million increase in provision on purchased loans. Net loan charge-offs were 0.20 percent of average loans in the third quarter of 2013 compared to 0.18 percent in the second quarter of 2013.

Non-interest income totaled $4.5 million in the third quarter of 2013, which was a significant decline from $12.7 million in the second quarter of 2013. Non-interest income in the second quarter of 2013 included a one-time acquisition gain of $7.8 million related to the ECB merger, which reflected the amount by which the fair value of acquired net assets exceeded the combined purchase price and fair value of non-controlling interests. Core non-interest income, which excludes the acquisition gain, declined by $318 thousand during this period. Government-guaranteed, small business lending income increased by $467 thousand due to increased production and loan sales while mortgage banking income declined by $786 thousand due to several factors, including an increase in long-term interest rates which significantly reduced refinancing activities as well as declining profit margins on loans sold to investors.

Non-interest expense totaled $18.7 million in the third quarter of 2013, which was a significant decline from $31.1 million in the second quarter of 2013. Lower expenses on a linked quarter basis were partially due to an $11.5 million decrease in merger and conversion-related costs. Core non-interest expense, which excludes merger and conversion-related costs, declined $974 thousand during this period as the Company cut costs, primarily personnel related, after the ECB merger and continued to improve its operating efficiency. The Company's operating efficiency ratio, which excludes merger and conversion costs, improved from 75.9 percent in the second quarter of 2013 to 74.5 percent in the third quarter of 2013.

****

VantageSouth Bank is a state-chartered bank operating forty-six banking offices in central and eastern North Carolina. The common stock of VantageSouth Bancshares, Inc. is listed on the NYSE MKT, LLC under the symbol VSB. Investors can access additional corporate information, product descriptions and online services through VantageSouth Bank’s website at www.VantageSouth.com.

Conference Call

VSB will conduct a conference call at 10:00 a.m. Eastern Time today to discuss this press release. The conference call will be broadcast live over the Internet and can be accessed by any interested party at http://www.VantageSouth.com (under the Investor Relations section). A telephone playback of the conference call will be available approximately one hour after the completion of the call by dialing (800) 633-8284 and entering passcode 21682075.

Non-GAAP Financial Measures

Statements included in this press release include non-GAAP financial measures and should be read along with the accompanying tables which provide a reconciliation of non-GAAP financial measures to GAAP financial measures. The Company's management uses these non-GAAP financial measures, including: (i) net operating earnings (loss); (ii) pre-tax, pre-provision operating earnings; (iii) operating non-interest income, (iv) operating non-interest expense, (v) operating efficiency ratio, (vi) adjusted allowance for loan losses to loans; and (vii) tangible common equity, in their analysis of the Company's performance. Net operating earnings (loss) excludes the following from net income (loss): securities gains, a one-time acquisition gain, merger and conversion costs, income tax expense from the change in future state tax rates, and the income tax effect of adjustments. Pre-tax, pre-provision operating earnings excludes the following from net income (loss): provision for loan losses, income tax expense (benefit), securities gains, a one-time acquisition gain, and merger and conversion costs. Operating non-interest income excludes a one-time acquisition gain from non-interest income. Operating non-interest expense excludes merger and conversion costs from non-interest expense. The operating efficiency ratio excludes a one-time acquisition gain and merger and conversion costs from the efficiency ratio. Adjusted allowance for loan losses adds net acquisition accounting fair value discounts to the allowance for loan losses. Tangible common equity excludes preferred stock as well as goodwill and other intangible assets, net, from total stockholders' equity.

Management believes that non-GAAP financial measures provide additional useful information that allows readers to evaluate the ongoing performance of the Company. Non-GAAP financial measures should not be considered as an alternative to any measure of performance or financial condition as promulgated under GAAP, and investors should consider the Company's performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of the Company. Non-GAAP financial measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the Company's results or financial condition as reported under GAAP.

Forward-Looking Statements

Information in this press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, risks associated with the ownership by Piedmont of a majority of the Company’s voting power, including the possibility of the interests of Piedmont differing from other Company stockholders or any change in management, strategic direction, business plan, or operations, the ability of our management to successfully integrate the Company’s business and execute its business plan across several geographic areas, local economic conditions affecting retail and commercial real estate, disruptions in the credit markets, changes in interest rates, adverse developments in the real estate market affecting the value and marketability of collateral securing loans made by the Bank, the failure of assumptions underlying loan loss and other reserves, competition, our ability to successfully integrate any businesses that we acquire, and the risk of new and changing regulation. Additional factors that could cause actual results to differ materially are discussed in the Company’s filings with the Securities and Exchange Commission, including without limitation its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q, and its Current Reports on Form 8-K. The forward-looking statements in this press release speak only as of the date of the press release, and the Company does not assume any obligation to update such forward-looking statements.

QUARTERLY RESULTS OF OPERATIONS

	Three Months Ended
(Dollars in thousands, except per share data)	September 30, 2013	June 30, 2013	March 31, 2013	December 31, 2012	September 30, 2012

Interest income
Loans	$20,348	$20,376	$10,697	$10,898	$10,810
Investment securities	1,846	2,005	815	855	1,036
Federal funds sold and interest-earning deposits	33	21	16	20	16
Total interest income	22,227	22,402	11,528	11,773	11,862
Interest expense
Deposits	1,621	1,619	1,302	1,309	1,320
Short-term borrowings	46	42	12	10	3
Long-term debt	654	313	270	279	274
Total interest expense	2,321	1,974	1,584	1,598	1,597
Net interest income	19,906	20,428	9,944	10,175	10,265
Provision for loan losses	1,280	1,492	1,940	1,167	1,077
Net interest income after provision for loan losses	18,626	18,936	8,004	9,008	9,188
Non-interest income
Service charges and fees on deposit accounts	1,512	1,525	515	508	523
Mortgage banking	310	1,096	391	771	1,127
Government-guaranteed lending	1,525	1,058	1,119	1,718	776
Bank-owned life insurance	324	310	195	208	215
Gain on sales of available for sale securities	—	123	1,092	603	483
Gain on acquisition	—	7,809	—	—	—
Other	866	743	150	325	208
Total non-interest income	4,537	12,664	3,462	4,133	3,332
Non-interest expense
Salaries and employee benefits	10,034	11,009	5,991	6,588	5,648
Occupancy and equipment	2,497	2,408	1,547	1,321	1,385
Data processing	1,105	1,075	644	698	644
FDIC insurance premiums	423	400	227	216	205
Professional services	598	914	497	684	800
Foreclosed asset expenses	201	79	183	662	251
Other loan-related expense	909	792	461	352	419
Merger and conversion costs	477	11,961	1,601	2,114	547
Other	2,438	2,502	1,516	1,719	1,241
Total non-interest expense	18,682	31,140	12,667	14,354	11,140
Income (loss) before income taxes	4,481	460	(1,201)	(1,213)	1,380
Income tax expense (benefit)	2,997	(2,808)	(395)	(3,326)	95
Net income (loss)	1,484	3,268	(806)	2,113	1,285
Dividends and accretion on preferred stock	708	705	369	368	367
Net income available (loss attributable) to common stockholders	$776	$2,563	$(1,175)	$1,745	$918

NET INCOME (LOSS) PER COMMON SHARE
Basic	$0.02	$0.06	$(0.03)	$0.05	$0.03
Diluted	$0.02	$0.06	$(0.03)	$0.05	$0.03

WEIGHTED AVERAGE COMMON SHARES
Weighted average common shares outstanding - basic	46,021,308	45,916,707	35,758,033	35,728,359	35,725,915
Weighted average common shares outstanding - diluted	46,213,216	45,935,330	35,758,033	35,806,191	35,924,425

	Three Months Ended
(Dollars in thousands, except per share data)	September 30, 2013	June 30, 2013	March 31, 2013	December 31, 2012	September 30, 2012
PERFORMANCE RATIOS
Return on average assets	0.29%	0.75%	(0.30)%	0.79%	0.49%
Return on average equity	2.55%	6.27%	(1.88)%	4.84%	2.98%
Yield on earning assets, tax equivalent	4.90%	5.12%	4.91%	5.05%	5.18%
Cost of interest-bearing liabilities	0.59%	0.51%	0.76%	0.80%	0.83%
Net interest margin, tax equivalent	4.39%	4.67%	4.24%	4.37%	4.49%
Efficiency ratio	76.43%	94.10%	94.49%	100.32%	81.93%
Net loan charge-offs	0.20%	0.18%	0.21%	0.17%	0.44%

Reconciliation of GAAP to Non-GAAP

OPERATING EARNINGS
Net income (loss) (GAAP)	$1,484	$3,268	$(806)	$2,113	$1,285
Securities gains	—	(123)	(1,092)	(603)	(483)
Gain on acquisition	—	(7,809)	—	—	—
Merger and conversion costs	477	11,961	1,601	2,114	547
Income tax effect of adjustments	(172)	(4,484)	(125)	(89)	33
Deferred tax asset revaluation from reduction in state income tax rates	1,218	—	—	—	—
Deferred tax asset valuation allowance reversal	—	—	—	(3,300)	—
Net operating earnings (loss) (Non-GAAP)	3,007	2,813	(422)	235	1,382
Dividends and accretion on preferred stock	708	705	369	368	367
Net operating earnings available (loss attributable) to common stockholders (Non-GAAP)	$2,299	$2,108	$(791)	$(133)	$1,015

OPERATING EARNINGS (LOSS) PER COMMON SHARE
Basic (Non-GAAP)	$0.05	$0.05	$(0.02)	$—	$0.03
Diluted (Non-GAAP)	$0.05	$0.05	$(0.02)	$—	$0.03

PRE-TAX, PRE-PROVISION OPERATING EARNINGS
Net income (loss) (GAAP)	$1,484	$3,268	$(806)	$2,113	$1,285
Provision for loan losses	1,280	1,492	1,940	1,167	1,077
Income tax expense (benefit)	2,997	(2,808)	(395)	(3,326)	95
Pre-tax, pre-provision income (loss)	5,761	1,952	739	(46)	2,457
Securities gains	—	(123)	(1,092)	(603)	(483)
Gain on acquisition	—	(7,809)	—	—	—
Merger and conversion costs	477	11,961	1,601	2,114	547
Pre-tax, pre-provision operating earnings (Non-GAAP)	$6,238	$5,981	$1,248	$1,465	$2,521

OPERATING NON-INTEREST INCOME
Non-interest income (GAAP)	$4,537	$12,664	$3,462	$4,133	$3,332
Gain on acquisition	—	(7,809)	—	—	—
Operating non-interest income (Non-GAAP)	$4,537	$4,855	$3,462	$4,133	$3,332

OPERATING NON-INTEREST EXPENSE
Non-interest expense (GAAP)	$18,682	$31,140	$12,667	$14,354	$11,140
Merger and conversion costs	(477)	(11,961)	(1,601)	(2,114)	(547)
Operating non-interest expense (Non-GAAP)	$18,205	$19,179	$11,066	$12,240	$10,593

OPERATING EFFICIENCY RATIO
Efficiency ratio (GAAP)	76.43%	94.10%	94.49%	100.32%	81.93%
Effect to adjust for gain on acquisition	—%	17.90%	—%	—%	—%
Effect to adjust for merger and conversion costs	(1.95)%	(36.14)%	(11.94)%	(14.77)%	(4.02)%
Operating efficiency ratio (Non-GAAP)	74.48%	75.86%	82.55%	85.55%	77.91%

YEAR-TO-DATE RESULTS OF OPERATIONS

	Successor Company		Predecessor Company
(Dollars in thousands, except per share data)	Nine Months Ended September 30, 2013	Period from February 1 to September 30, 2012	Period from January 1 to January 31, 2012

Interest income
Loans	$51,421	$28,819	$3,807
Investment securities	4,666	2,862	395
Federal funds sold and interest-earning deposits	70	65	4
Total interest income	56,157	31,746	4,206
Interest expense
Deposits	4,542	3,777	530
Short-term borrowings	100	9	—
Long-term debt	1,237	786	103
Total interest expense	5,879	4,572	633
Net interest income	50,278	27,174	3,573
Provision for loan losses	4,712	3,991	195
Net interest income after provision for loan losses	45,566	23,183	3,378
Non-interest income
Service charges and fees on deposit accounts	3,552	1,429	194
Mortgage banking	1,797	2,393	225
Government-guaranteed lending	3,702	1,342	98
Bank-owned life insurance	829	552	70
Gain on sales of available for sale securities	1,215	648	—
Gain on acquisition	7,809	—	—
Other	1,759	830	70
Total non-interest income	20,663	7,194	657
Non-interest expense
Salaries and employee benefits	27,034	14,661	1,737
Occupancy and equipment	6,452	3,547	396
Data processing	2,824	1,683	212
FDIC insurance premiums	1,050	711	141
Professional services	2,009	1,925	144
Foreclosed asset expenses	463	641	11
Other loan-related expense	2,162	1,171	162
Merger and conversion costs	14,039	1,050	78
Other	6,456	3,467	355
Total non-interest expense	62,489	28,856	3,236
Income before income taxes	3,740	1,521	799
Income tax expense (benefit)	(206)	(160)	270
Net income	3,946	1,681	529
Dividends and accretion on preferred stock	1,782	978	122
Net income available to common stockholders	$2,164	$703	$407

NET INCOME PER COMMON SHARE
Basic	$0.05	$0.02	$0.01
Diluted	$0.05	$0.02	$0.01

WEIGHTED AVERAGE COMMON SHARES
Weighted average common shares outstanding - basic	42,602,944	35,723,057	35,511,770
Weighted average common shares outstanding - diluted	42,755,223	35,878,990	35,534,050

	Successor Company		Predecessor Company
(Dollars in thousands, except per share data)	Nine Months Ended September 30, 2013	Period from February 1 to September 30, 2012	Period from January 1 to January 31, 2012

PERFORMANCE RATIOS
Return on average assets	0.31%	0.24%	0.58%
Return on average equity	2.47%	1.48%	3.67%
Yield on earning assets, tax equivalent	5.00%	5.15%	5.35%
Cost of interest-bearing liabilities	0.60%	0.88%	0.95%
Net interest margin, tax equivalent	4.47%	4.41%	4.55%
Efficiency ratio	88.09%	83.96%	76.50%
Net loan charge-offs	0.19%	0.24%	—%

Reconciliation of GAAP to Non-GAAP

OPERATING EARNINGS
Net income (GAAP)	$3,946	$1,681	$529
Securities gains	(1,215)	(648)	—
Gain on acquisition	(7,809)	—	—
Merger and conversion costs	14,039	1,050	78
Income tax effect of adjustments	(4,793)	(153)	(30)
Deferred tax asset revaluation from reduction in state income tax rates	1,218	—	—
Net operating earnings (Non-GAAP)	5,386	1,930	577
Dividends and accretion on preferred stock	1,782	978	122
Net operating earnings available to common stockholders (Non-GAAP)	$3,604	$952	$455

OPERATING EARNINGS PER COMMON SHARE
Basic (Non-GAAP)	$0.08	$0.03	$0.01
Diluted (Non-GAAP)	$0.08	$0.03	$0.01

PRE-TAX, PRE-PROVISION OPERATING EARNINGS
Net income (GAAP)	$3,946	$1,681	$529
Provision for loan losses	4,712	3,991	195
Income tax expense (benefit)	(206)	(160)	270
Pre-tax, pre-provision income	8,452	5,512	994
Securities gains	(1,215)	(648)	—
Gain on acquisition	(7,809)	—	—
Merger and conversion costs	14,039	1,050	78
Pre-tax, pre-provision operating earnings (Non-GAAP)	$13,467	$5,914	$1,072

OPERATING NON-INTEREST INCOME
Non-interest income (GAAP)	$20,663	$7,194	$657
Gain on acquisition	(7,809)	—	—
Operating non-interest income (Non-GAAP)	$12,854	$7,194	$657

OPERATING NON-INTEREST EXPENSE
Non-interest expense (GAAP)	$62,489	$28,856	$3,236
Merger and conversion costs	(14,039)	(1,050)	(78)
Operating non-interest expense (Non-GAAP)	$48,450	$27,806	$3,158

OPERATING EFFICIENCY RATIO
Efficiency ratio (GAAP)	88.09%	83.96%	76.50%
Effect to adjust for gain on acquisition	10.90%	—	—
Effect to adjust for merger and conversion costs	(22.24)%	(3.06)%	(1.84)%
Operating efficiency ratio (Non-GAAP)	76.75%	80.90%	74.66%

QUARTERLY BALANCE SHEETS

	Ending Balances
(Dollars in thousands, except per share data)	September 30,	June 30,	March 31,	December 31,	September 30,
	2013	2013	2013	2012	2012
Assets
Cash and due from banks	$37,681	$29,264	$11,020	$15,735	$13,187
Interest-earning deposits with banks	47,954	57,689	4,092	7,978	3,821
Federal funds sold	—	855	29,125	26,750	20,550
Investment securities available for sale	403,900	376,536	154,634	136,311	153,742
Investment securities held to maturity	208	200	194	180	166
Loans held for sale	7,349	21,142	8,671	16,439	8,239
Loans	1,353,360	1,323,981	794,623	763,416	739,028
Allowance for loan losses	(7,034)	(6,425)	(5,527)	(3,998)	(3,146)
Net loans	1,346,326	1,317,556	789,096	759,418	735,882
Federal Home Loan Bank stock	8,029	6,904	2,382	2,307	2,172
Premises and equipment, net	42,306	43,052	17,885	17,351	17,068
Bank-owned life insurance	32,896	32,642	20,138	19,976	19,800
Foreclosed assets	11,806	11,632	4,752	5,837	6,697
Deferred tax asset, net	55,692	58,831	37,525	36,659	33,162
Goodwill	26,254	26,254	26,254	26,254	26,254
Other intangible assets, net	6,113	6,343	2,266	2,376	2,487
Accrued interest receivable and other assets	19,557	20,088	8,008	11,654	10,842
Total assets	$2,046,071	$2,008,988	$1,116,042	$1,085,225	$1,054,069

Liabilities
Deposits:
Non-interest demand	$208,736	$197,229	$73,756	$71,613	$111,725
Interest-bearing demand	339,973	344,515	188,463	188,843	139,768
Money market and savings	458,214	482,672	270,994	260,966	241,324
Time	615,616	630,283	370,710	351,800	360,172
Total deposits	1,622,539	1,654,699	903,923	873,222	852,989
Short-term borrowings	100,500	68,002	6,000	7,500	—
Long-term debt	75,880	45,341	28,902	19,864	24,326
Accrued interest payable and other liabilities	16,143	11,505	4,818	10,698	5,243
Total liabilities	1,815,062	1,779,547	943,643	911,284	882,558

Stockholders' equity
Preferred stock, series A, no par value	24,833	24,774	24,715	24,657	24,601
Preferred stock, series B, no par value	17,776	17,663	—	—	—
Common stock, $0.001 par value	46	46	36	36	36
Common stock warrant	1,457	1,457	1,325	1,325	1,325
Additional paid-in capital	188,658	188,408	147,738	147,510	146,655
Retained earnings (accumulated deficit)	760	(16)	(2,578)	(1,405)	(3,200)
Accumulated other comprehensive income (loss)	(2,521)	(2,891)	1,163	1,818	2,094
Total stockholders' equity	231,009	229,441	172,399	173,941	171,511
Total liabilities and stockholders' equity	$2,046,071	$2,008,988	$1,116,042	$1,085,225	$1,054,069

Supplemental information on components of accumulated other comprehensive income (loss):
Investment securities available for sale, net of tax	$(4,430)	$(5,115)	$1,374	$2,085	$2,367
Cash flow hedges, net of tax	1,909	2,224	(211)	(267)	(273)
Total accumulated other comprehensive income (loss)	$(2,521)	$(2,891)	$1,163	$1,818	$2,094

	Ending Balances
	September 30,	June 30,	March 31,	December 31,	September 30,
(Dollars in thousands, except per share data)	2013	2013	2013	2012	2012

COMMON SHARE DATA
Book value per common share	$4.09	$4.06	$4.13	$4.18	$4.11
Tangible book value per common share	$3.39	$3.35	$3.33	$3.37	$3.31
Ending shares outstanding	46,037,808	46,038,808	35,779,127	35,754,247	35,747,576

CAPITAL RATIOS
Tangible equity to tangible assets	9.86%	9.96%	13.23%	13.75%	13.92%
Tangible common equity to tangible assets	7.75%	7.81%	10.96%	11.42%	11.52%
VantageSouth Bank:
Tier 1 leverage ratio	9.95%	8.26%	11.08%	11.45%	9.89%
Tier 1 risk-based capital ratio	11.78%	10.22%	13.13%	13.66%	12.82%
Total risk-based capital ratio	12.66%	11.11%	14.58%	14.96%	13.28%
Crescent State Bank:
Tier 1 leverage ratio	N/A	N/A	N/A	N/A	12.21%
Tier 1 risk-based capital ratio	N/A	N/A	N/A	N/A	13.81%
Total risk-based capital ratio	N/A	N/A	N/A	N/A	15.20%

ASSET QUALITY DATA
Nonperforming loans	$18,911	$15,116	$11,792	$12,770	$14,023
Foreclosed assets	11,806	11,632	4,752	5,837	6,697
Total nonperforming assets	$30,717	$26,748	$16,544	$18,607	$20,720

Allowance for loan losses to loans	0.52%	0.49%	0.70%	0.52%	0.43%
Nonperforming loans to total loans	1.40%	1.14%	1.48%	1.67%	1.90%
Nonperforming assets to total assets	1.50%	1.33%	1.48%	1.71%	1.97%
Restructured loans not included in categories above	$542	$550	$558	$104	$—

Reconciliation of GAAP to Non-GAAP

ADJUSTED ALLOWANCE FOR LOAN LOSSES
Allowance for loan losses (GAAP)	$7,034	$6,425	$5,527	$3,998	$3,146
Net acquisition accounting fair value discounts to loans	34,264	42,783	14,688	16,633	17,962
Adjusted allowance for loan losses	41,298	49,208	20,215	20,631	21,108
Loans	$1,353,360	$1,323,981	$794,623	$763,416	$739,028
Adjusted allowance for loan losses to loans (Non-GAAP)	3.05%	3.72%	2.54%	2.70%	2.86%

TANGIBLE COMMON EQUITY
Total stockholders' equity (GAAP)	$231,009	$229,441	$172,399	$173,941	$171,511
Less: Preferred stock	42,609	42,437	24,715	24,657	24,601
Less: Goodwill and other intangible assets, net	32,367	32,597	28,520	28,630	28,741
Tangible common equity (Non-GAAP)	$156,033	$154,407	$119,164	$120,654	$118,169

QUARTERLY NET INTEREST MARGIN ANALYSIS

	Three months ended September 30, 2013			Three months ended June 30, 2013			Three months ended September 30, 2012
(Dollars in thousands)	Average Balance	Interest*	Yield/Cost*	Average Balance	Interest*	Yield/Cost*	Average Balance	Interest*	Yield/Cost*

Assets
Loans	$1,361,340	$20,348	5.93%	$1,316,237	$20,376	6.21%	$722,177	$10,810	5.95%
Investment securities	381,684	1,849	1.92	394,398	2,008	2.04	163,655	1,115	2.71
Federal funds and other	55,984	33	0.23	43,719	21	0.19	30,844	16	0.21
Total interest-earning assets	1,799,008	22,230	4.90%	1,754,354	22,405	5.12%	916,676	11,941	5.18%
Non-interest-earning assets	220,220			225,912			132,347
Total assets	$2,019,228			$1,980,266			$1,049,023

Liabilities and Equity
Interest-bearing demand	$335,653	156	0.18%	$333,215	183	0.22%	$135,786	$102	0.30%
Money market and savings	475,985	332	0.28	484,685	346	0.29	244,619	357	0.58
Time	627,874	1,133	0.72	620,441	1,090	0.70	362,733	862	0.95
Total interest-bearing deposits	1,439,512	1,621	0.45	1,438,341	1,619	0.45	743,138	1,321	0.71
Short-term borrowings	72,068	46	0.25	58,292	42	0.29	1,500	3	0.80
Long-term debt	62,347	654	4.16	45,465	313	2.76	22,802	274	4.78
Total interest-bearing liabilities	1,573,927	2,321	0.59%	1,542,098	1,974	0.51%	767,440	1,598	0.83%
Noninterest-bearing deposits	203,427			192,459			103,535
Other liabilities	10,714			8,846			6,457
Total liabilities	1,788,068			1,743,403			877,432
Stockholders’ equity	231,160			236,863			171,591
Total liabilities and stockholders’ equity	$2,019,228			$1,980,266			$1,049,023

Net interest income, taxable equivalent		$19,909			$20,431			$10,343
Interest rate spread			4.31%			4.61%			4.35%
Tax equivalent net interest margin			4.39%			4.67%			4.49%

Percentage of average interest-earning assets to average interest-bearing liabilities			114.30%			113.76%			119.45%
* Taxable equivalent basis

YEAR-TO-DATE NET INTEREST MARGIN ANALYSIS

	Successor Company						Predecessor Company
	Nine months ended September 30, 2013			Period from February 1 to September 30, 2012			Period from January 1 to January 31, 2012
(Dollars in thousands)	Average Balance	Interest*	Yield/Cost*	Average Balance	Interest*	Yield/Cost*	Average Balance	Interest*	Yield/Cost*

Assets
Loans	$1,153,455	$51,421	5.96%	$719,196	$28,819	6.04%	$730,387	$3,807	6.15%
Investment securities	307,458	4,715	2.05	170,856	3,056	2.69	180,220	419	2.74
Federal funds and other	43,109	70	0.22	44,388	65	0.22	23,719	4	0.20
Total interest-earning assets	1,504,022	56,206	5.00%	934,440	31,940	5.15%	934,326	4,230	5.35%
Non-interest-earning assets	192,570			125,252			134,240
Total assets	$1,696,592			$1,059,692			$1,068,566

Liabilities and Equity
Interest-bearing demand	$284,178	478	0.22%	$145,764	$420	0.43%	$172,363	$108	0.74%
Money market and savings	408,529	1,021	0.33	231,133	991	0.65	184,716	96	0.61
Time	537,188	3,043	0.76	377,754	2,367	0.94	404,999	326	0.95
Total interest-bearing deposits	1,229,895	4,542	0.49	754,651	3,778	0.75	762,078	530	0.82
Short-term borrowings	45,857	100	0.29	2,917	9	0.46	968	—	—
Long-term debt	43,670	1,237	3.79	23,134	786	5.12	24,217	103	5.02
Total interest-bearing liabilities	1,319,422	5,879	0.60%	780,702	4,573	0.88%	787,263	633	0.95%
Noninterest-bearing deposits	154,619			101,370			107,156
Other liabilities	8,661			6,637			4,184
Total liabilities	1,482,702			888,709			898,603
Stockholders’ equity	213,890			170,983			169,963
Total liabilities and stockholders’ equity	$1,696,592			$1,059,692			$1,068,566

Net interest income, taxable equivalent		$50,327			$27,367			$3,597
Interest rate spread			4.40%			4.27%			4.40%
Tax equivalent net interest margin			4.47%			4.41%			4.55%

Percentage of average interest-earning assets to average interest-bearing liabilities			113.99%			119.69%			118.68%
* Taxable equivalent basis